Exhibit 10.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

February 14, 2008

Craig W. Carlson

Dear Craig:

This letter confirms your separation from employment with Neurobiological Technologies, Inc. (the “Company”). This letter also proposes an agreement between you and the Company.

Your employment with the Company shall terminate effective March 31, 2008 unless the Company terminates your employment on an earlier date (the “Termination Date”). During the period of February 14, 2008 through March 31, 2008, you will remain an at-will employee with the Company at your current rate of pay. The Company shall pay you for all accrued but unused vacation time through the date of termination of your employment. The Company shall also provide you with the right to continue group medical and dental insurance coverage after the termination of your employment under the law known as “COBRA.” The terms for that opportunity will be set forth in a separate written notice. The termination of other benefits will be addressed in separate correspondence. Basically, your eligibility to participate in any other employee benefit plans and programs of the Company ceases on or after the termination of your employment in accordance with applicable benefit plan or program terms and practices. You shall also have the right to exercise any and all vested options that you hold to purchase common stock of the Company, pursuant to and subject to the terms of any and all applicable stock option plans and agreements. The Company shall also reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the termination of your employment, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy. The payments and other terms set forth above will not be affected by whether or not you agree to the terms set forth below.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing you and the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. Neither the Company nor you want your employment relationship to end with a legal dispute. By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

2000 POWELL STREET ¡ SUITE 800 ¡ EMERYVILLE, CA 94608 ¡ 510.595.6000 ¡ FAX 510.595.6006

Craig W. Carlson

February 14, 2008

With those understandings, you and the Company agree as follows:

1.	Termination of Employment

This confirms that your employment with the Company ends effective on the Termination Date and you will remain an at-will employee through the Termination Date. You will continue to perform your regular job duties and other requested tasks through the Termination Date. However, the Company understands that you will be seeking alternative employment during this period. You confirm that you will resign from any and all other positions that you hold with the Company as an officer, director or otherwise effective on the Termination Date. You further confirm that you will resign from any and all positions that you hold with any affiliate of the Company effective on the Termination Date.

2.	Severance Benefits

(a) Severance Pay. The Company shall pay you severance pay (“Severance Pay”) in the amount of $125,000, which is equal to six month’s of pay at your current annual base salary of $250,000. The Company shall pay you the entire amount of Severance Pay on March 31, 2008.

(b) Health Benefits. Your rights and obligations under COBRA are explained in a separate letter to you describing your medical, dental and vision insurance continuation rights under COBRA. To continue your medical, dental and vision insurance coverage, you must elect COBRA continuation coverage. If you elect COBRA continuation coverage and provided that you and your beneficiaries remain eligible for COBRA continuation coverage, the Company shall continue to pay for medical, dental and vision insurance premiums for coverage of you and your beneficiaries to the same extent as if you had remained employed through September 30, 2008. If you elect COBRA continuation coverage, you may continue coverage for yourself and any beneficiaries after September 30, 2008, but will do so at your sole expense for the remainder of the COBRA period, to the extent you and they remain eligible.

3.	Stock Options

All options that you hold to purchase shares of the Company’s common stock pursuant to the 2003 Equity Incentive Plan (the “Plan”) that are not be vested as of your Termination Date shall lapse on that date and will not be exercisable. A summary of your options is attached hereto as Exhibit A. You acknowledge that the Exhibit A summarizes all vested options that have not been exercised as of the date of the letter and that shall remain exercisable by you as of the Termination Date for a period of three months from termination, as described in the Plan.

The exercise of any such stock options shall be subject to the terms of the Plan, including, without limitation, the time limits on exercise. This Section 3 is not intended to modify in any respect the rights to which you would otherwise be entitled if you were not to agree to this Agreement or the terms governing stock options. The above summary is set forth solely to confirm certain information concerning stock options.

4.	Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

Craig W. Carlson

February 14, 2008

5.	Return of Property

You confirm that you will return to the Company, on or before the Termination Date, all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Termination Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

6.	Confidential Information

You agree to comply with the terms of your obligations under the July 31, 2006 Employee Nondisclosure and Proprietary Information Agreement between you and the Company (“Employee Nondisclosure and Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit B.

7.	Mutual Release of Claims

(a) In consideration for, among other terms, the payments and benefits described in Section 2, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and your termination from employment with the Company;
•	of wrongful discharge;
•	of breach of contract;
•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute;
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement or your rights to indemnification under California law or the Company’s bylaws.

Craig W. Carlson

February 14, 2008

(b) In consideration for your release and the other undertakings contained herein, the Company and its affiliated and related entities and their respective predecessors, successors and assigns voluntarily release and forever discharge you and your heirs generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown that, as of the date when this Agreement is signed, you have, ever had, now claim to have or ever claimed to have had against you. This release includes, without limitation, all Claims:

•	relating to your employment with the Company;
•	of breach of contract;
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

provided, however, that this release shall not cover claims that the Company may have against you relating to any criminal conduct occurring during your employment with the Company.

8.	Civil Code § 1542 Waiver

You acknowledge that you are familiar with Section 1542 of the California Civil Code, which reads as follows:

California Civil Code Section 1542

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You agree that you are releasing unknown claims and waving all rights that you may have under Section 1542 of the Civil Code of California or under any statute or common law principle of similar effect. The Company acknowledges that it is familiar with the above Section 1542 of the California Civil Code and agrees that it is releasing unknown claims and waiving all rights that it may have under Section 1542 of the Civil Code of California or under any statute or common law principle of similar effect.

9.	Mutual Non-disparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. The Company agrees not to make any disparaging statements concerning you. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents. The Company further agrees not to take any voluntary actions or conduct itself in such a way that would reasonably be expected to affect adversely your reputation or goodwill. You further agree that you shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Releasees or that is undertaking any investigation or review of any of the Releasees’ activities or practices; provided, however, that you may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC or the California Fair Employment and Housing Commission. These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

Craig W. Carlson

February 14, 2008

10.	Information Concerning Actual, Potential or Alleged Financial Irregularities

You represent that you are not aware of any actual, potential or alleged financial irregularities concerning the Company.

11.	Future Cooperation

You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information. You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall pay you a daily rate, at the then current market rate, and also reimburse you for any pre-approved reasonable business travel expenses that you incur on the Company’s behalf as a result of your litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

12.	Suspension or Termination of Payments

In the event that you fail to comply with any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate or suspend its payments to you under this Agreement. The termination or suspension of such payments in the event of such breach by you will not affect your continuing obligations under this Agreement. Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Agreement consists of initiating a legal action in which you contend that the release set forth in Section 7 is invalid, in whole or in part, due to the provisions of 29 U.S.C. § 626(f).

13.	Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

14.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

15.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Craig W. Carlson

February 14, 2008

16.	Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.	Enforcement

(a) Jurisdiction. You and the Company hereby agree that the Superior Court of the State of California, San Francisco County and the United States District Court for the Northern District of California shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you and the Company (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b) Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 5, 6, 7, 8, 9, 10, or 11, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under Sections 5, 6, 7, 8, 9, 10, or 11, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company prevails in any action to enforce Sections 5, 6, 7, 8, 9, 10, or 11, then you also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).

The Company agrees that it would be difficult to measure any harm caused to you that might result from any breach by the Company of its promises set forth in Sections 7, 8 or 9, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Company agrees that if it breaches, or proposes to breach, any portion of its obligations under Sections 7, 8 or 9, you shall be entitled, in addition to all other remedies you may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to you and without the necessity of posting a bond. In the event that you prevail in any action to enforce Sections 7, 8 or 9, then the Company also shall be liable to you for attorney’s fees and costs incurred by you in enforcing such provision(s).

18.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

19.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company except the Employee Nondisclosure and Proprietary Information Agreement which remains in full force and effect.

Craig W. Carlson

February 14, 2008

20.	Time for Consideration; Effective Date

You have the opportunity to consider this Agreement for twenty-one (21) days before signing it. To accept this Agreement, you must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one (21) day period. If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period.

21.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the time period set forth above.

Very truly yours,

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ Paul E. Freiman	2/19/08
	Paul E. Freiman	Date
President and Chief Executive Officer

Enclosures:	(Exhibit A) – Summary of Stock Options

(Exhibit B) – Employee Nondisclosure and Proprietary Information Agreement

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:

/s/ Craig W. Carlson	2/19/08
Craig W. Carlson	Date